Exhibit 23
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The Board of Directors
Meredith Corporation:


We consent to incorporation by reference in the Registration Statements No. 333-21979, No. 333-04033, No. 33-2094, No. 2-54974, and No. 33-59258, each on
Form S-8, of Meredith Corporation of our report dated July 27, 2001, relating to the consolidated balance sheets of Meredith Corporation and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of earnings, shareholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended June 30, 2001, which appears in the June 30, 2001 annual report on Form 10-K of Meredith Corporation.


 /s/ KPMG LLP
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KPMG LLP
Des Moines, Iowa
September 14, 2001